Exhibit 99.1
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE:	CONTACT:
02/05/2008, 05:30 am ET	Investor: Dave Prichard, (708) 551-2592
Media: Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL REPORTS 42 PERCENT
INCREASE IN 2007 FOURTH QUARTER EPS
AND RECORD 2007 FULL-YEAR RESULTS
     WESTCHESTER, Ill., February 5, 2008 – Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported diluted earnings per share of $0.61 for the fourth quarter ended December 31, 2007, a 42 percent increase compared with diluted earnings per share of $0.43 a year ago. Net income of $46 million in the fourth quarter of 2007 rose 40 percent versus $33 million last year.
     Net sales of $895 million in the fourth quarter of 2007, a record quarterly level, improved 30 percent versus $687 million in the prior-year period. The increase was due to favorable price/product mix and currency translations, while volumes declined slightly. All three geographic regions recorded double-digit percentage growth in net sales. The acquisitions of SPI Polyols, Getec and DEMSA contributed approximately $29 million of fourth-quarter net sales.
     Gross profit of $143 million in the fourth quarter of 2007 increased 34 percent versus $107 million a year ago. The gross margin of 16.0 percent in the fourth quarter of 2007 improved versus 15.5 percent in 2006. Significantly improved results in North and South America, predominantly from higher pricing, generated the profitability improvement. Corn costs increased significantly, while energy costs were slightly higher.
     Operating income of $81 million in the fourth quarter of 2007 rose 43 percent versus $57 million last year. The operating margin expanded to 9.0 percent from 8.3 percent in 2006.
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Corn Products International – Page 2
     The Company repurchased 1,190,600 shares at an average price of $37.69 per share in the fourth quarter of 2007.
Regional Business Segment Performance
     Regional results for the quarter ended December 31, 2007 were as follows:
North America
Net sales of $508 million increased 26 percent versus $403 million in 2006 principally due to improved price/product mix. Currency translations also were favorable, but volumes declined slightly. Operating income improved 46 percent to $46 million compared with $31 million last year. All three country businesses reported increases in net sales and operating income.
South America
Net sales of $276 million increased 42 percent compared with $194 million a year ago. Price/product mix, currency translations and volumes were positive. Operating income of $38 million in 2007 improved 47 percent from $26 million in 2006 due to increases in Brazil and Argentina.
Asia/Africa
Net sales of $111 million grew 23 percent versus $90 million last year primarily as a result of improved price/product mix, along with favorable currency appreciation. Volumes were essentially unchanged. Operating income of $9 million declined compared with $11 million in the prior year due to lower results in South Korea.
2007 Full-Year Results
     The Company reported record net sales and earnings for the year ended December 31, 2007. Diluted earnings per share of $2.59 in 2007 improved 59 percent versus $1.63 per diluted share in 2006, while net income of $198 million rose 60 percent compared with prior-year net income of $124 million. The 2007 results included a 5-cent gain from the Company’s holdings in CME Group, Inc.
     Net sales of $3.39 billion grew 29 percent versus $2.62 billion in the prior-year period. Favorable price/product mix was the primary reason for the improvement. Currency translations and slightly higher volumes also contributed to the increase.
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Corn Products International – Page 3
     Gross profit of $586 million in 2007 rose 41 percent versus $416 million in 2006. The gross margin climbed to 17.3 percent in 2007 compared with 15.9 percent a year ago. The improved North and South American results were primarily due to improved pricing. Corn costs were significantly higher, while energy costs rose slightly.
     Operating income of $347 million in 2007, a record annual level, was a 55 percent improvement compared with $224 million a year earlier. Higher compensation-related costs, operating expenses of acquired companies and stronger foreign currencies were the principal factors for a 23 percent increase in operating expenses in 2007. The operating margin increased to 10.2 percent in 2007 versus 8.6 percent in 2006.
     The $15 million increase in 2007 net financing costs to $42 million compared with $27 million in 2006 was principally attributable to higher interest expense, increased borrowings, lower capitalized interest and foreign exchange losses, partially offset by increased interest income. The effective tax rate of 33.5 percent compared favorably with 35.3 percent in 2006, primarily reflecting the effect of a change in the Company’s income mix for 2007 versus 2006 and the recognition of tax benefits during the year.
     “We are very pleased with our record performance in net sales, profits and earnings per share in 2007, which demonstrated that our business model performed well in a period of higher and more volatile commodity prices,” said Sam Scott, chairman, president and chief executive officer of Corn Products International.
     “Importantly, for the first time, our record return on capital employed, or ROCE, level of 11.4 percent in 2007, versus 7.5 percent in 2006, exceeded our cost of capital and our stated ROCE target of 8.5 to 10 percent by year-end 2008,” Scott stated. “We remain focused on continuing to deliver increased shareholder value through profitable growth.”
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Corn Products International – Page 4
Regional Business Segment Performance
     Regional results for the year ended December 31, 2007 were as follows:
North America
Net sales of $2.05 billion increased 29 percent versus $1.59 billion in 2006 primarily due to improved price/product mix. The acquisition of SPI Polyols contributed $40 million in net sales for 2007. Operating income of $234 million increased sharply from $130 million last year from strong pricing actions across the region. All three country businesses reported solid increases in net sales and operating income.
South America
Net sales of $925 million increased 38 percent compared with $670 million a year ago. Price/product mix, volumes and currency translations were favorable. The acquisitions of DEMSA and Getec contributed a combined $66 million of net sales. Operating income of $115 million in 2007 improved 37 percent from $84 million in 2006 predominantly due to a significant increase in Brazil, along with a strong performance in the Andean region. Operating income from DEMSA in Peru also contributed to the growth in the region. The Southern Cone was essentially unchanged.
Asia/Africa
Net sales of $414 million grew 14 percent versus $363 million last year primarily as a result of improved price/product mix, along with favorable currency appreciation, particularly the South Korean won and the Thai baht. Volumes were essentially flat. Operating income of $45 million declined 15 percent versus $53 million. Lower results in South Korea were the result of reduced volumes from a stagnant domestic economy and import competition, along with significantly higher corn and ocean freight rates. Pakistan reported another year of improved results.
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Corn Products International — Page 5
Balance Sheet and Cash Flow
     The Company continued to maintain a strong balance sheet and excellent liquidity as of December 31, 2007. At year-end 2007, total debt and cash and cash equivalents were $649 million and $175 million, respectively, versus $554 million and $131 at the end of 2006. Cash provided by operations for 2007 reached a record $258 million compared with $230 million in 2006 due to higher net income. Capital expenditures, net were $174 million in 2007.
     In 2007, the Company repurchased 1,480,500 shares of its common stock at an average price of $36.81 per share. At year-end 2007, a total of 4,967,900 common shares remained on the Company’s 5 million share repurchase authorization.
2008 Outlook
     In a separate announcement today, the Company said that it expects to deliver another year of earnings growth in 2008. Diluted earnings per share in 2008 are estimated to be in the range of $2.65 to $2.85 compared with EPS in 2007 of $2.59, which included a 5-cent gain from the Company’s CME Group shares. The Company also said it expects net sales to reach $3.7 billion in 2008 versus $3.39 billion in 2007, along with solid cash flow generation.
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.325.4802. A replay of the audio call will be available through Friday, February 22 by calling 719.457.0820 and using passcode 3581410.
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Corn Products International — Page 6
About the Company
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2007, Corn Products International reported record net sales and diluted earnings per share of $3.39 billion and $2.59, respectively, with operations in 15 countries at 35 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
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Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
	2007	2006	%	2007	2006	%

Net sales before shipping and handling costs	$955.4	$743.2	29%	$3,627.8	$2,843.4	28%
Less: shipping and handling costs	60.8	56.5	8%	236.9	222.8	6%

Net sales	$894.6	$686.7	30%	$3,390.9	$2,620.6	29%
Cost of sales	751.7	580.1	30%	2,804.7	2,204.6	27%

Gross profit	$142.9	$106.6	34%	$586.2	$416.0	41%

Operating expenses	64.6	54.9	18%	248.7	201.9	23%
Other income (expense), net	2.6	5.0	(48%)	9.8	10.4	(6%)

Operating income	$80.9	$56.7	43%	$347.3	$224.5	55%
Financing costs, net	9.1	6.7	36%	41.9	27.4	53%

Income before income taxes	$71.8	$50.0	44%	$305.4	$197.1	55%
Provision for income taxes	24.5	15.8		102.3	69.5

	$47.3	$34.2	38%	$203.1	$127.6	59%
Minority interest in earnings	1.2	1.3	(8%)	5.3	4.1	29%

Net income	$46.1	$32.9	40%	$197.8	$123.5	60%

Weighted average common shares outstanding:
Basic	74.4	74.4		74.7	74.1
Diluted	76.1	76.2		76.5	75.8

Earnings per common share:
Basic	$0.62	$0.44	41%	$2.65	$1.67	59%
Diluted	$0.61	$0.43	42%	$2.59	$1.63	59%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In millions, except share and per share amounts)

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$175	$131
Accounts receivable – net	460	357
Inventories	427	321
Prepaid expenses	14	12
Deferred income taxes	13	16

Total current assets	$1,089	$837

Property, plant and equipment – net	1,500	1,356
Goodwill and other intangible assets – net	426	381
Deferred income taxes	1	1
Investments	13	33
Other assets	74	37

Total assets	$3,103	$2,645

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	130	74
Deferred income taxes	28	14
Accounts payable and accrued liabilities	506	429

Total current liabilities	$664	$517

Non-current liabilities	133	130
Long-term debt	519	480
Deferred income taxes	133	121
Minority interest in subsidiaries	21	19
Redeemable common stock (500,000 and 1,227,000 shares issued and outstanding at December 31, 2007 and 2006, respectively) stated at redemption value	19	44
Share-based payments subject to redemption	9	4

Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,819,774 and 74,092,774 issued at December 31, 2007 and 2006, respectively	1	1
Additional paid in capital	1,082	1,051
Less: Treasury stock (common stock; 1,568,996 and 1,017,207 shares at December 31, 2007 and 2006, respectively) at cost	(57)	(27)
Accumulated other comprehensive loss	(115)	(223)
Retained earnings	694	528

Total stockholders’ equity	$1,605	$1,330

Total liabilities and equity	$3,103	$2,645

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended
	December 31,
( In millions )	2007	2006
Cash provided by operating activities:
Net income	$198	$124
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	125	114
Increase in working capital	(59)	(29)
Other	(6)	21

Cash provided by operating activities	258	230

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(174)	(168)
Payments for acquisition (net of cash acquired of $7)	(59)	(42)
Other	1	—

Cash used for investing activities	(232)	(210)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	83	16
Issuances (repurchases) of common stock, net	(39)	(2)
Dividends paid (including to minority interest shareholders)	(33)	(26)
Excess tax benefit on share-based compensation	6	6
Other	(2)	—

Cash provided by (used for) financing activities	15	(6)

Effect of foreign exchange rate changes on cash	3	1

Increase in cash and cash equivalents	44	15
Cash and cash equivalents, beginning of period	131	116

Cash and cash equivalents, end of period	$175	$131

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
	2007	2006	%	2007	2006	%
Net Sales
North America	$507.9	$402.8	26%	$2,051.6	$1,587.7	29%
South America	276.1	193.9	42%	924.9	670.1	38%
Asia/Africa	110.6	90.0	23%	414.4	362.8	14%

Total	$894.6	$686.7	30%	$3,390.9	$2,620.6	29%

Operating Income
North America	$46.0	$31.4	46%	$233.9	$130.2	80%
South America	37.5	25.5	47%	114.6	83.6	37%
Asia/Africa	9.4	10.5	(10%)	45.3	53.2	(15%)
Corporate	(12.0)	(10.7)	12%	(46.5)	(42.5)	9%

Total	$80.9	$56.7	43%	$347.3	$224.5	55%

II. Estimated Sources of Diluted Earnings Per Share for the Year ended December 31, 2007
The following is a list of the major items that impacted our 2007 results. The amounts are calculated on a net after tax basis and attempt to estimate total business effects.

Earnings Per Share
Full Year
2007
Diluted Earnings Per Share — December 31, 2006	$1.63
Change
Operating margin	0.93
Foreign currency translation	0.12
Financing costs	(0.12)
Minority interest	(0.02)
Effective tax rate	0.07
Shares outstanding	(0.02)

Net change	0.96

Diluted Earnings Per Share — December 31, 2007	$2.59

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2007 and 2006, were $174 million and $168 million, respectively. For 2008, the company anticipates capital expenditures of approximately $200 million.

IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non?GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at December 31, 2007 and December 31, 2006 are as follows:
Total Debt to Capitalization Percentage

	December 31,	December 31,
(Dollars in millions)	2007	2006
Short-term debt	$130	$74
Long-term debt	519	480

Total debt (a)	$649	$$554

Deferred income tax liabilities	133	121
Minority interest in subsidiaries	21	19
Redeemable common stock	19	44
Share-based payments subject to redemption	9	4
Stockholders’ equity	1,605	1,330

Total capital	$1,787	$1,518

Total debt and capital (b)	$2,436	$2,072

Debt to capitalization percentage (a/b)	26.6%	26.7%

Return on Capital Employed Percentage (ROCE)

	December 31,	December 31,
(Dollars in millions)	2007	2006
Total stockholders’ equity *	$1,330	$1,210
Add:
Cumulative translation adjustment *	214	257
Minority interest in subsidiaries *	19	17
Redeemable common stock *	44	29
Share-based payments subject to redemption *	4	—
Total debt *	554	528
Less:
Cash and cash equivalents *	(131)	(116)

Capital employed* (a)	$2,034	$1,925

Operating Income	$347	$224
Effective tax rate	33.5%	35.3%
Tax at effective tax rate	(116)	(79)

Adjusted operating income, net of tax (b)	$231	$145

Return on Capital Employed (b/a)	11.4%	7.5%

*	Balance sheet items used in computing capital employed represent beginning of period balances